[TOMMY HILFIGER LOGO]


CONTACT:    INVESTOR RELATIONS:                  PUBLIC RELATIONS:
            Joseph Scirocco/Valerie Martinez     Kekst:
            (212) 548-1570/1811                  Ruth Pachman/Wendi Kopsick
                                                 (212) 521-4891/4867


                                                 FOR IMMEDIATE RELEASE


                       TOMMY HILFIGER CORPORATION REPORTS
                     PRELIMINARY FISCAL 2005 PRETAX RESULTS

     o Reports Preliminary Pretax Income of Approximately $92 Million for Fiscal 2005 Versus $170 Million for Fiscal 2004

     o    Revises Outlook for Fiscal 2006

     o    Provides Update on U.S. Attorney's Office Investigation

HONG KONG, June 15, 2005 - Tommy Hilfiger Corporation (NYSE:TOM) today reported preliminary pretax results for its fiscal year ended March 31, 2005 and revised its outlook for fiscal 2006.

All fiscal 2005 amounts discussed in this press release and attached financial tables are preliminary and subject to change. As the Company has not issued financial statements or filed its quarterly reports on Form 10-Q for the second or third quarter of fiscal 2005, or its annual report on Form 10-K for the fiscal year ended March 31, 2005 (its "10-K"), with the Securities and Exchange Commission (the "SEC"), the previously announced pretax results for these quarterly periods are also preliminary and subject to change. The Company is delaying the issuance of its financial statements for the fourth quarter and full year fiscal 2005 on Form 10-K, as a result of the previously disclosed governmental investigation of buying office commissions and related matters referred to in this press release. The Company currently plans to file its 10-K, together with its delayed Quarterly Reports on Form 10-Q, before August 10, 2005.

For the twelve months ended March 31, 2005, net revenue decreased to approximately $1,784 million from $1,876 million for fiscal 2004. Pretax income was approximately $92 million for the twelve months ended March 31, 2005 compared with $170 million in fiscal 2004. Fiscal 2005 included costs and expenses totaling approximately $36 million related to (a) legal and advisory fees resulting from the U.S. Attorney's Office investigation and related matters, (b) the exit of the U.S. Young Men's Jeans and Wholesale H Hilfiger businesses, (c) the U.S. wholesale restructuring, (d) the impairment of certain in-store shops, and (e) the closing of the Company's Secaucus, NJ facility. Fiscal 2004 included net costs and expenses of approximately $7 million related to (a) the closure of 4 specialty retail stores, (b) the repositioning of the U.S. Young Men's Jeans business, (c) the impairment of certain in-store shops,
(d) other cost reduction

                           Tommy Hilfiger Corporation
                        9/F., Novel Industrial Building,
                            850-870 Lai Chi Kok Road,
                                 Cheung Sha Wan,
                               Kowloon, Hong Kong.
                          Tel: 2216 0668 Fax: 2371 2928
initiatives, partially offset by (e) the favorable settlement of a trademark counterfeiting and infringement litigation against Goody's Family Clothing, Inc.

David F. Dyer, President and Chief Executive Officer, stated, "We made significant strides in accomplishing many of the objectives that we set out to achieve in fiscal 2005, although our results fell short of our initial plan. These include restructuring our U.S. wholesale business, growing our European operation, and revitalizing our product assortment. We also took an important first step in evolving the Company into a multi-brand enterprise with the acquisition of the Karl Lagerfeld trademarks and business, and are further diversifying our distribution channels with our e-commerce platform. In addition, we repositioned our H Hilfiger business from the wholesale channel to a new and exciting retail concept, and plan to open four new H Hilfiger retail stores by February 2006. We believe that H Hilfiger retail stores can be an important growth vehicle for the Company in the years ahead. We were also pleased to see that our U.S. outlet stores reversed trend and achieved positive comparable store sales for the first time in several years. Those trends continue into the current fiscal year. Despite our progress over the past year, we recognize the need to improve profitability, and therefore continue to be vigilant about expense controls, even as we invest in our key initiatives."

On an overall basis, Tommy Hilfiger Europe, which encompasses European wholesale and retail operations, posted revenue of approximately $532 million for fiscal 2005 as compared to $413 million for fiscal 2004. This increase included approximately $34 million resulting from the translation of the stronger Euro in fiscal 2005.

The Company expects to change its segment reporting to separately report U.S. wholesale and international wholesale (consisting of its Canadian and Europe wholesale businesses) due to sustained differences in gross margin between these businesses.

International wholesale revenue for fiscal 2005 increased to approximately $526 million from $430 million for the prior year, driven by higher volume and higher foreign currency exchange rates in Europe and Canada. Differences in exchange rates accounted for approximately $34 million of the increase.

U.S. wholesale revenue for fiscal 2005 declined to approximately $684 million from $958 million for the prior year. Lower volume in menswear, womenswear and childrenswear was driven by decreased orders from the Company's major customers, and a reduction in the number of doors through which the Company's products are distributed. This decline was partially offset by higher average unit prices, particularly in womenswear and childrenswear.

Retail revenue for fiscal 2005 increased to approximately $501 million from $426 million for the prior year. The Company's store count increased by 33 compared to a year ago. Comparable sales at U.S. outlet stores, the Company's largest retail division, increased by a low single digit percentage for the year. As of March 31, 2005, the Company's worldwide store count was 200, including 159 outlet stores and 41 specialty stores, compared to 167 stores a year earlier, consisting of 132 outlet stores and 35 specialty stores.

Licensing revenue rose to approximately $74 million for fiscal 2005 from $63 million for the prior year primarily attributable to increased sales by the Company's international licensees and the translation of the stronger Euro and Japanese Yen.


FOURTH QUARTER OF FISCAL 2005 REVENUE RESULTS

Net revenue for the fourth quarter of fiscal 2005 was approximately $492 million, a decrease compared to $510 million in the fourth quarter of fiscal 2004.

On an overall basis, Tommy Hilfiger Europe posted revenue of approximately $200 million for the fourth quarter of fiscal 2005 as compared to $164 million for the comparative period last year. This increase included approximately $9 million resulting from the translation of the stronger Euro in fiscal 2005. Tommy Hilfiger Europe demonstrated growth in virtually all European markets, with double-digit percentage gains in its largest two markets, Germany and Spain.

International wholesale revenue for the fourth quarter of fiscal 2005 increased to approximately $206 million from $174 million in the comparable prior year's period, which was driven by continued growth in Europe, and higher foreign currency exchange rates. Differences in exchange rates accounted for approximately $10 million of the increase. Product line revenue growth was strongest in men's and women's denim, along with men's sportswear.

U.S. wholesale revenue for the fourth quarter of fiscal 2005 decreased to approximately $163 million from $233 million in the prior year's period. Lower volume in menswear, womenswear and childrenswear was driven by decreased orders from the Company's major customers, and a reduction in the number of doors through which the Company's products are distributed. Following efforts to reduce over distribution in U.S. department stores, in January 2005 the Company restructured its U.S. wholesale business in order to improve merchandise design and assortments, increase operating effectiveness, and streamline its infrastructure.

Retail revenue for the fourth quarter of fiscal 2005 increased to approximately $102 million from $85 million in the prior year's quarter. The Company's store count increased by 33 compared to a year ago, including 2 new stores added during the fourth quarter of fiscal 2005. Comparable store sales at U.S. outlet stores, the Company's largest retail division, increased by a high teen percentage for the quarter, which was helped by a shift in the Easter holiday to the fourth quarter, as well as improved product design and merchandise assortments. Positive comparable store sales trends are continuing for the first two months of fiscal 2006.

Licensing revenue rose to approximately $20 million in the quarter ended March 31, 2005 from $18 million for the comparable quarter last year primarily due to increased sales by the Company's international licensees.

BALANCE SHEET HIGHLIGHTS

The Company had cash, cash equivalents and short-term investments totaling approximately $522 million at March 31, 2005, an increase of approximately $80 million from March 31, 2004. Long-term debt was approximately $343 million at March 31, 2005, a reduction from $351 million a year earlier due to the Company's repurchase in the second quarter of fiscal 2005 of approximately $8 million in principal amount of its outstanding 6.85% Senior Notes due June 1, 2008.

Inventories totaled approximately $199 million at March 31, 2005, compared to $206 million a year ago, with wholesale inventories at approximately $120 million at March 31, 2005 versus $122 million a year earlier. Retail inventories decreased to approximately $79 million at March 31, 2005 compared to $84 million a year ago, principally due to better sales trends and improved inventory management within the U.S. outlet component, which more than offset the addition of 33 stores as compared to a year ago.


REVISED OUTLOOK FOR FISCAL YEAR 2006

The Company expects consolidated revenue for fiscal 2006 to decrease in the mid single digit percentage range, a somewhat larger decline than the Company's initial outlook for the year, caused by anticipated order reductions among U.S. department stores, and the recent decline in the value of the Euro against the U.S. dollar.

The Company expects U.S. wholesale revenue to decline in fiscal 2006 by approximately 30% from $684 million in fiscal 2005, in part due to the closing of its Young Men's Jeans and Wholesale H Hilfiger businesses. The H Hilfiger business has been repositioned from the wholesale channel to the retail channel, with plans to open 4 stores by February 2006. Excluding Young Men's Jeans and the Wholesale H Hilfiger businesses, the Company expects an overall decrease in its continuing U.S. men's, women's and children's businesses in the mid-twenty percent range. These estimates take into account wholesale markets through the Holiday 2005 season, along with changes in the buying patterns of its U.S. department store customers, in which retailers are ordering less merchandise in advance of the selling season, reserving a portion of their orders for in-season replenishment. The Company has made substantial changes in its design teams, processes and merchandising approach over the past year. It has begun to see improvement in sell through of certain of its products at retail, and anticipates further improvements in future seasons, beginning with the Holiday 2005 season and increasingly for Spring 2006.

The Company expects international wholesale revenue to increase in fiscal 2006 by approximately 10% from $526 million in fiscal 2005. Growth is expected to be led by a low teen percentage range increase in revenue for Tommy Hilfiger Europe. The Company believes it has opportunities for continued growth within its major European markets, as well as opportunities for increasing market share in regions where it is underrepresented relative to its competitors, including Scandinavia, Italy, and France. In April 2005, the Company acquired its Italian distributor, and plans to invest in the Italian market for future growth.

Retail revenue is expected to grow in the low teen percentage range in fiscal 2006 from $501 million in fiscal 2005, primarily due to revenue from new store openings in Europe, Canada and U.S. The Company anticipates operating approximately 171 outlet stores and approximately 56 specialty stores worldwide by March 31, 2006, an increase of 27 from March 31, 2005. The Company's revenue assumptions include a continuation of positive comparable store sales trends, along with the introduction, beginning in Spring 2006, of several new test store concepts, including 4 H Hilfiger retail stores.

Licensing revenue in fiscal 2006 is expected to be generally comparable to fiscal 2005, at approximately $74 million, with higher international royalties and commissions, particularly from Japan and elsewhere in Asia, offset by lower royalty income from U.S. licenses, as well as the declining value of the Euro against the U.S. dollar.

As the mix of the Company's business shifts toward a higher concentration of international wholesale and retail business, both gross profit and selling, general and administrative expenses as a percentage of sales are expected to rise. Expenses for fiscal 2006 are also expected to be somewhat higher than initially forecasted to support the development of its H Hilfiger retail concept, the Karl Lagerfeld brand in the United States, and its e-commerce initiative.

The Company believes that H Hilfiger will be an important offering to consumers that is distinct from its existing Tommy Hilfiger product lines, and offer opportunities for further diversification of its revenue streams. Similarly, the Company anticipates significant opportunities for its Karl Lagerfeld brand, and is investing for its long-term success. In order to capitalize on the popularity of Mr. Lagerfeld and in response to market opportunities, the Company has accelerated its spending on product and brand development in order to introduce its Karl Lagerfeld collection in the United States beginning in Fall 2006. The Company also believes its e-commerce initiative can drive significant revenue and profitability in the future. The launch of its apparel offering on tommy.com is planned for July 2005. During fiscal 2006, the Company expects to invest heavily in these three emerging businesses, with operating income being reduced by approximately $30 million in support of its development efforts. In addition, the Company is investing in its infrastructure, including information technology, to improve efficiency and productivity. The Company expects the increase in expenses to be offset somewhat by cost reductions associated with the previously announced restructuring of its U.S. wholesale businesses in January 2005. Taking these factors into account, the Company believes operating income will be in the high single digit percentage range of revenue for fiscal 2006.

The Company projects pretax income to increase by approximately 30% to 35% in fiscal 2006 compared to its preliminary fiscal 2005 pretax results. The Company's outlook does not include the effect of expensing stock options. The Company will implement the new accounting rules as required in fiscal 2007.

Capital expenditures for fiscal 2006 are anticipated to be approximately $90 million to support its worldwide retail expansion, additional and renovated in-store shops and fixtured areas, and operating facilities. The retail expansion contemplates the opening of approximately 27 new retail stores, including 4 H Hilfiger stores, as well as new specialty stores in various European markets.

UPDATE ON GOVERNMENTAL INVESTIGATION AND OTHER LEGAL AND TAX MATTERS

On September 24, 2004, Tommy Hilfiger U.S.A., Inc. ("THUSA") announced that it had received a grand jury subpoena issued by the U.S. Attorney's Office for the Southern District of New York seeking documents generally related to domestic and/or international buying office commissions since 1990 and that certain of THUSA's current and former employees had received subpoenas. Several domestic and international subsidiaries of the Company pay buying office commissions to Tommy Hilfiger (Eastern Hemisphere) Limited ("THEH"), a British Virgin Islands corporation which is a wholly-owned and consolidated subsidiary of the Company, pursuant to contracts to provide or otherwise secure through sub-agents certain services, including product development, sourcing, production scheduling and quality control functions. The U.S. Attorney's Office investigation is focused on the appropriateness of the commission rate paid by the Company's subsidiaries to THEH, as well as other related tax matters.

In October 2004, the Board of Directors of the Company formed a Special Committee of independent directors to conduct an independent investigation into matters arising out of the governmental investigation. The Special Committee retained Debevoise & Plimpton LLP as legal counsel, with a team headed by Mary Jo White, former U.S. Attorney for the Southern District of New York. The Special Committee reported on its investigation to the Board in March 2005 and to the U.S. Attorney's Office in April 2005. The Special Committee found that the Company had a good faith basis for adopting the buying office commission rate paid by the Company's subsidiaries to THEH. The Special Committee did identify certain questions about Hong Kong tax matters and supported the Company's determination to engage the Hong Kong Inland Revenue Department ("IRD") in discussions regarding whether THEH was subject to profits tax in Hong Kong. The Special Committee made recommendations to the Company to enhance procedures for tax matters, including transfer pricing, and to review its buying office structure. The Company's management has adopted all of the Special Committee's recommendations

After the Special Committee made its report, the Company in May 2005 initiated discussions with the U.S. Attorney's Office about the possible resolution of the investigation on a civil basis, and the Company also initiated discussions with the IRD in an effort to resolve any issues concerning whether THEH is subject to profits tax in Hong Kong. While these discussions are ongoing, there can be no assurance that the Company's efforts will be successful and the Company cannot predict the timing or outcome of these matters. The Company may be subject to the institution of administrative, civil, or criminal proceedings, claims for back taxes and interest, the imposition of fines and penalties, or other remedies and sanctions, which could be material.

As previously announced, following the Company's September 24th announcement of the investigation, approximately eleven purported shareholder class action lawsuits were filed in the United States District Court for the Southern District of New York against the Company, as well as certain current and former officers and directors of the Company. The Court has consolidated the purported shareholder class action lawsuits, and has appointed lead counsel and lead plaintiffs. The lead plaintiffs filed a consolidated, amended complaint on May 13, 2005. Under the Court's scheduling order, the Company will have until July 15, 2005 to answer or move to dismiss the complaint. The Company intends to defend itself vigorously against these claims. Since the case is in its very early stages, the Company is unable to predict its outcome. Accordingly, the Company has not recorded any provision for potential loss associated with such class action lawsuits.

In the U.S., the Company's Tommy Hilfiger trademarks are owned and held since 1992 by its subsidiary, Tommy Hilfiger Licensing, Inc. ("THLI"), a Delaware intangible holding company. THLI collects royalties from third parties and affiliated companies that use the Tommy Hilfiger trademarks. Over the past several years, unrelated to the Company's particular situation, various state and local tax authorities have challenged the appropriate tax treatment of such intangible holding companies. As a result of recent judicial proceedings in New York and New Jersey concerning intangible holding companies that are unrelated to the Company, the Company has been reassessing its potential exposure to state and local income taxes in New York and New Jersey concerning THLI (the "THLI Matter"). The Company is in discussions with the state and local tax authorities in New York and the state authorities in New Jersey concerning settling such potential exposure.

During fiscal 2003, the State of New Jersey instituted an Alternative Minimum Assessment ("AMA"). The Company included the AMA in its provisions for income taxes, and began to make related tax payments to the State. Prior to filing its fiscal 2004 New Jersey state income tax return in December 2004, the Company determined that the AMA was not properly applied and that the Company's obligations for AMA were less than previously estimated. The Company has since discussed the matter with the State of New Jersey to validate its understanding of the law and its application and has filed for refunds.

The Company expects to record net provisions in the range of $30 million to $40 million (taking into account pre-existing tax reserves for these matters) with respect to the U.S. Attorney's Office investigation, the Hong Kong IRD matter, the THLI matter, and the New Jersey AMA refunds as described in this release. The Company cannot predict the ultimate impact that these matters or the securities class action lawsuit may have on its business, financial condition, the carrying value of goodwill related to THEH (which was approximately $95 million at March 31, 2004) its results of operations, cash flow or historical financial statements. In this regard, the Company has not yet completed its required analysis as to whether any restatement or adjustments would be required under generally accepted accounting principles.


OTHER POTENTIAL OUT OF PERIOD ADJUSTMENTS

During the year-end financial reporting process, the Company considered potential accounting adjustments related to financial reporting periods from fiscal 2001 through 2005, in addition to those tax adjustments noted above. This included consideration of accounting for leases in the context of recent clarifying guidelines from the SEC. Based on its analysis, the Company concluded that the cumulative effect of any required lease accounting adjustments over this five-year period is not material and does not warrant restatement of previously issued financial statements. As the Company works to complete its 10-K, research and analysis of all potential accounting adjustments is on going. The Company currently estimates, however, that the cumulative effect of all such individual adjustments over this five year period are each less than $5 million pretax and less than $2 million in the aggregate on a net pretax basis. Because such amounts were deemed to be not material to the current or prior years' financial results, they have been recorded in fiscal 2005. The final amount and treatment of potential adjustments, if any, will be communicated as soon as the assessment is complete.


STATUS OF SARBANES-OXLEY IMPLEMENTATION

The Company has invested a substantial amount of time, effort and resources in developing a comprehensive process to comply with the requirements of Section 404 of the Sarbanes-Oxley Act. The Company is still assessing the impact of certain control deficiencies identified as a result of this process. Because the Company's controls over the recording of its periodic tax provisions and related tax accounts, as well as its year end closing and reporting processes are within the scope of Section 404, the Company's testing of such controls and its overall evaluation of its compliance process can not be finally completed at this time. Since the Company has not yet completed its assessment, it has not yet come to a conclusion as to whether or not it had a material weakness in its internal controls.


SAFE HARBOR STATEMENT

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "expect," "believe" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company's customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company's products; actions by our major customers or existing or new competitors; the effect of the Company's strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties; changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company's facilities and actions to reduce selling, general and administrative expenses; the outcome of the investigation being conducted by the U.S. Attorney's Office and the ongoing discussions with the U.S. Attorney's Office to resolve that investigation, the related class action lawsuits and the discussions with the Hong Kong Inland Revenue Department and other tax authorities and the financial statement impact of such matters; the ability of the Company to satisfy covenants or obtain waivers, if necessary, under its indenture on a timely basis relating to the providing of required financial information; as well as other risks and uncertainties set forth in the Company's publicly-filed documents, including this press release and the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONFERENCE CALL INFORMATION

As previously announced, the Company will be hosting a conference call today at 10:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://phx.corporate-ir.net/playerlink.zhtml?c=98332&s=wm&e=1072552. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through June 22, 2005.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's and women's sportswear, jeanswear and childrenswear. The Company's brands include Tommy Hilfiger and Karl Lagerfeld. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance, and home furnishings. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company's own network of outlet and specialty stores in the United States, Canada and Europe.

                                --Tables Follow--

                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                          STATEMENT OF OPERATIONS DATA
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                            Twelve Months Ended March 31,
                                            -----------------------------
                                                 2005          2004
                                                 ----          ----
NET REVENUE                                    $1,784        $1,876
COST OF GOODS SOLD                                960         1,012
                                               ------        ------
GROSS PROFIT                                      824           864
DEPRECIATION AND AMORTIZATION                      80            84
OTHER SG&A EXPENSES                               630           582
                                               ------        ------
TOTAL SG&A EXPENSES                               710           666
INCOME FROM OPERATIONS                            114           198
INTEREST EXPENSE, NET                              22            28
                                               ------        ------
INCOME BEFORE TAXES                            $92          $   170
                                               ------        ------
                                               ------        ------

                           TOMMY HILFIGER CORPORATION
                         SELECTED FINANCIAL INFORMATION
                               BALANCE SHEET DATA
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                     March 31,   March 31,
                                                       2005        2004
                                                 -------------  ----------

CASH AND CASH EQUIVALENTS                            $481         $415
SHORT-TERM INVESTMENTS                                 41           27
ACCOUNTS RECEIVABLE                                   153          189
INVENTORIES                                           199          206
PROPERTY AND EQUIPMENT, NET                           241          233
INTANGIBLE AND OTHER ASSETS                           939          891
LONG TERM DEBT, INCLUDING CURRENT PORTION             343          351



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